Exhibit 99.1

FOR IMMEDIATE RELEASE	NR07-33

DYNEGY ANNOUNCES COMPLETION OF SALE OF COGEN LYONDELL POWER
GENERATION FACILITY TO ENERGYCO

HOUSTON (August 1, 2007) – Dynegy Inc. (NYSE: DYN) today announced that it has completed the sale of the CoGen Lyondell Power Generation Facility in Channelview, Texas, to EnergyCo, a joint venture between PNM Resources and a subsidiary of Cascade Investment, L.L.C., for approximately $470 million in cash. In addition, Dynegy’s sale of the facility is expected to result in a collateral reduction of approximately $20 million in letters of credit and a return of working capital. Dynegy expects to record a gain on the sale of CoGen Lyondell in the third quarter 2007. In anticipation of the sale of CoGen Lyondell to EnergyCo, the name of the facility has been changed to Altura Cogen, LLC. EnergyCo will operate the facility under that name.

The transaction received the requisite regulatory approvals, as well as meeting the conditions required by the Hart-Scott-Rodino Antitrust Improvements Act.

The CoGen Lyondell facility (534-megawatt summer capacity rating) is a natural gas-fired, combined-cycle plant that began commercial operation in 1985. The purchase price equates to approximately $880 per kilowatt-hour based on the plant’s summer capacity rating.

J.P. Morgan Securities Inc. acted as Dynegy’s financial advisor on the transaction.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 19,500 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning: anticipated collateral reductions and returns of working capital and their amounts; statements regarding potential recorded gains on the sale and their timing. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cautions that the sale of Altura Cogen, LLC. may not result in the return of working capital or a collateral reduction at the levels anticipated, and could result in no collateral reduction at all and Dynegy may not record a gain on the sale as estimated. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 and its Form 10-Q for the quarter ended March 31, 2007, all of which are available free of charge on the SEC’s web site at www.sec.gov.